Exhibit 10.2

Entercom Communications Corp.

Form of Grant Instrument of Restricted Stock to Non-Employee Directors

This RESTRICTED STOCK GRANT (the “Instrument”), dated as of                          (the “Date of Grant”), is delivered by Entercom Communications Corp. (the “Company”) to                              (the “Grantee”).

RECITALS

A.                                   The Entercom Equity Compensation Plan (the “Plan”) provides for the grant of restricted stock to directors, employees and certain consultants and advisors of the Company, in accordance with the terms and conditions of the Plan. A copy of the Plan’s “Prospectus”, as required under Section 10(a) of the Securities Act of 1933, is attached.

B.                                     The committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) to administer the Plan has determined that it is to the advantage and interest of the Company to make a restricted stock grant as an inducement for the Grantee to continue as an employee of the Company and to promote the best interests of the Company and its shareholders.

C.                                     This grant is subject to the terms of the Plan, which are hereby incorporated into this Agreement by this reference. The Plan is administered by the Committee.

NOW, THEREFORE, the parties to this Instrument, intending to be legally bound hereby, agree as follows:

1.                                       Restricted Stock Grant. Subject to the terms and conditions set forth in this Instrument and in the Plan, the Company hereby grants to the Grantee right to receive               shares of Class A common stock of the Company (“Restricted Stock”). The shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan.

2.                                       Vesting of Restricted Stock. Subject to the conditions described in Paragraph 1 above:

a.                                       The shares of Restricted Stock shall vest and the restrictions on such shares shall lapse according to the following schedule, provided and on the condition that the Grantee has been continuously served as a director of the Company through the applicable Vesting Date:

[Vesting Schedule]

b.                                      In addition, if (i) the Grantee’s End of Service Date (as defined in Paragraph 2(c) below) is due to the Grantee’s death; or (ii) upon the Grantee’s End of Service Date the Grantee is willing to serve as a director of the Company but is not reelected; then the Restricted Stock shall become fully vested. In all other events and notwithstanding anything herein to the contrary, any shares of Restricted Stock which have not yet vested at the time of Grantee’s End of Service Date shall be immediately forfeited, shall not thereafter become vested and this Grant shall be deemed to have terminated with respect to any such Restricted Stock.

c.                                       For purposes of this Grant, Grantee’s End of Service Date, unless otherwise specified by the Committee, shall be the date of cessation of Grantee’s service to the Company as a director.

3.                                       Certificates. Unless the Committee determines otherwise, certificates representing the Restricted Stock will not be issued by the Company until the Restricted Stock vests, including any period of deferral of such vesting. When the Grantee obtains a vested right to shares of Restricted Stock, a certificate representing the vested shares shall be issued to the Grantee, free of the restrictions under this Agreement.

4.                                       Certain Rights During Restriction Period.

a.                                       Voting. During the period before the shares vest, including any period of deferral of such vesting (the “Restriction Period”) the Grantee shall not be entitled to vote the shares of Restricted Stock.

b.                                      Cash Dividends. During the Restriction Period, the Grantee shall not be entitled to receive any cash dividends with respect to the shares of Restricted Stock; provided that upon vesting of the Restricted Stock, the Company shall pay the Grantee an amount equal to the aggregate of all dividends which would have been paid on the Restricted Stock during the Restricted Period but for the foregoing provision.

c.                                       Non-Cash Dividends; Reclassifications, Split Up; Etc. During the Restriction Period, in the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event, the shares or other property issued or declared with respect to the shares of non-vested Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

4.                                       Nonassignability of Rights. During the Restriction Period, the Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null and void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

5.                                       Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

6.                                       Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, (iv) compliance with applicable federal communications laws, and (v) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

7.                                       No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

8.                                       Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, Entercom Communications Corp. has caused its duly authorized officers to execute and attest this Instrument, and the Grantee has placed his signature hereon, effective as of the date of grant.

ENTERCOM COMMUNICATIONS CORP.

By:

I hereby accept the grant of Restricted Stock described in this Instrument. I have read the Entercom Equity Compensation Plan, received the Plan Prospectus and agree to be bound by the terms of the Plan and this Instrument.

[Grantee]

Date: